CIMPRESS N.V.
2019 LONG TERM INCENTIVE PLAN
Award Agreement

Participant: Peter Kelly
Business/Business Group: National Pen
Award Series (Fiscal Year of Grant): 2020
LTI Target: $880,000
Entry Valuation: ___________________
Entry Valuation Date: June 30, 2019
Exit Valuation Date: June 30, 2023

1.Grant of Award. This award agreement (this “Agreement”) evidences the grant by Cimpress N.V., a public company (naamloze vennootschap) incorporated under the laws of the Netherlands (together with any successor thereto, whether by merger, reorganization, acquisition or otherwise, the “Company”), of an Award to the Participant under the Company’s 2019 Long Term Incentive Plan (the “Plan”). The Business, Award Series, LTI Target, Entry Valuation, Entry Valuation Date and Exit Valuation Date applicable to this Award are set forth above, the vesting terms applicable to this Award are set forth below, and the Valuation Table applicable to this Award is set forth in Schedule A attached hereto. This Award is made subject to the terms of this Agreement and the Plan. All capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth in the Plan.
2.Calculations. The fiscal year 2020 budget rates set by Cimpress Services were used to calculate the Entry Valuation for this Award and shall be used to calculate the Exit Valuation and the constant-currency unlevered free cash flow generated by the Business during the LTI Performance Period applicable to this Award.
3.Vesting.
(a)    Vesting Schedule. This Award shall vest in 25% increments on each of the first, second, third and fourth anniversaries of the Entry Valuation Date, so long as on the respective vesting date the Participant is, and has at all times since the Grant Date remained, an “Eligible Participant,” which is defined as an employee, officer or director of, or consultant or advisor to, the Company (as the terms “consultants” and “advisors” are defined in the Plan). Notwithstanding the foregoing, if the Participant ceases to be an Eligible Person because the Participant is terminated without Cause (as defined below), then a pro-rated portion of the percentage increment of this Award that otherwise would have vested had the Participant remained an Eligible Person through the next anniversary of the Entry Valuation Date also shall vest, calculated based on the number of completed fiscal quarters during the then current vesting year measured through the separation date, inclusive. By way of example, if the Participant is terminated without Cause effective January 31 of a given year, then an additional 12.5% of this Award shall vest because the Participant remained an Eligible Participant for two complete fiscal quarters during the then current vesting year (i.e., 50% of the then current vesting year’s 25% increment).
(b)    Forfeiture of Unvested Portions of Award. If for any reason the Participant ceases to be an Eligible Participant, then the vesting of this Award ceases and the Participant has no further rights with respect to any unvested portion of this Award. Except as set forth in Section 3(c) below, the Participant retains the portion of this Award that has vested as of the last day on which he or she was an Eligible Participant. The Participant expressly accepts and agrees that any termination of his or her relationship with the Company for any reason whatsoever (including, without limitation, upon death, disability or resignation) results in the automatic forfeiture of the unvested portion of this Award with no compensation whatsoever. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition.
(c)    Forfeiture of Vested Portions of Award. The Participant expressly accepts and agrees that if the Participant’s status as an Eligible Participant is terminated for Cause, then the entirety of this Award, whether vested or unvested, is automatically forfeited with no compensation whatsoever, and the Participant has no further rights with respect to this Award. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition. For purposes of this Agreement and to the extent permitted under applicable law, “Cause” has the meaning given to such term in the Participant’s Executive Retention Agreement, dated as of December 9, 2016, by and between the Participant and the Company, as amended and/or restated from time to time.
4.Taxes. The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Award; and (b) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. The Participant acknowledges that the Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld with respect to such payments.
5.Nontransferability of Award. The Participant shall not sell, assign, transfer, pledge or otherwise encumber this Award, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order.
6.No Right to Employment or Other Status. This Award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this Award, except as expressly provided in this Award.
7.Nature of the Grant. By accepting this Agreement, the Participant acknowledges the following:
(a)    The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.
(b)    The Participant is voluntarily participating in the Plan.
(c)    The grant of this Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Awards or benefits in lieu of Awards even if Awards have been awarded repeatedly in the past. All decisions with respect to future grants of Awards, if any, are at the Company’s sole discretion.
(d)    This Award and the income and value of this Award are not part of normal or expected compensation or salary for any purpose (including but not limited to the calculation of any severance, resignation, termination, redundancy, dismissal or end of service payments; bonuses; long-service awards; pension, retirement or welfare benefits; or similar payments) and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

(e)    This Award and the income and value of this Award are not intended to replace any pension rights or compensation.
8.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, or on the Award, to the extent the Company determines such requirements are necessary or advisable for legal or administrative reasons, except that with respect to Awards that are subject to Section 409A of the Code, to the extent so permitted thereunder. The Participant agrees to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Plan.
9.Section 409A. This Award is intended to be exempt from the requirements of Section 409A of the Code and shall be construed consistently therewith. Subject to Section 9(d) of the Plan, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend the Plan or this Agreement to prevent this Award from becoming subject to the requirements of Section 409A of the Code. However, the Company makes no representations or warranties and has no liability to the Participant or to any other person if any of the provisions of or payments under this Award are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not satisfy the requirements of Section 409A of the Code.
10.Data Privacy.
(a)    The Participant is hereby informed that Cimpress N.V. will collect from the Participant through his or her employer (if not employed by Cimpress N.V.) certain personal information about the Participant, including the Participant’s personal data, such as his or her name, home address and telephone number, email address, date of birth, social security/insurance number, passport or other identification number, salary, cash incentive eligibility and payouts, nationality, job title, any equity or directorships held in the Company, details of all equity awards or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”).
(b)    The Participant is hereby informed and aware that Cimpress N.V. will collect and process the Data described above to perform (i) its contractual obligations and activities pursuant to this Agreement and the Plan and (ii) such other activities under applicable law and regulations that apply to Cimpress N.V. as a publicly traded company at the NASDAQ Global Select Market. Such data processing activities of the Participant’s Data by Cimpress N.V. include but are not limited to implementing, administering and managing the Plan. Cimpress N.V. will process the Participant’s Data as described in this Section 10 for the term of this Agreement and after its termination for a period as required by the Plan, by law or as necessary for the protection of the Company’s legitimate interests.
(c)    Cimpress N.V. is, with regard to the implementation, administration and management of the Plan, assisted within the Cimpress group of companies by its subsidiary, Cimpress USA Incorporated. The Participant is hereby informed and aware that his or her Data, including his or her personal data, can therefore be transferred by Cimpress N.V./the Company to Cimpress USA Incorporated (or any other affiliated company in the Cimpress group providing support to Cimpress N.V./the Company in the administration of long term incentives) if the transfer of the Participant’s Data is necessary because the legitimate interests of Cimpress N.V./the Company require that the Data be handled by a US-entity for processing purposes, including but not limited to the global administration and management of the Plan and related Cimpress long term incentive strategy, as well as for global human resources, finance and/or reporting purposes. Besides the foregoing processing purposes of its legitimate interests, any transfer by Cimpress N.V./the Company to Cimpress USA Incorporated (and/or any other involved affiliated company in the Cimpress group) or any employee with responsibilities relating to securities, compliance, human resources, finance, tax or legal may also be necessary in order to ensure Cimpress N.V.’s compliance with applicable legal obligations (including, without limitation, disclosures required to be made to courts or governmental authorities and agencies with respect to tax requirements and in response to subpoenas and other legal process or orders).
(d)    Cimpress N.V. will ensure, in accordance with Article 46 of the Regulation 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data, and repealing Directive 95/46/EC (“GDPR”), that any transfer of personal data from Participants employed by an employer with a corporate seat in the European Economic Area (“EEA”) or Switzerland to data controllers or data processors – such as Cimpress USA Incorporated – located outside the borders of the EEA or Switzerland in a country that is viewed as not having an adequate level of protection (e.g., the United States) is subject to a prior agreement of those recipients with the EU standard contractual clauses for the transfer of personal data as included in the Commission Decisions of 27 December 2004 (2004/915/EC) and 5 February 2010 (2010/87/EC).
(e)    Cimpress N.V. will ensure in accordance with Article 9 of the GDPR that any sensitive data of the Participant employed by an employer with a corporate seat in the EEA or Switzerland will only be collected and further processed in accordance with the purposes as set out in this Agreement and the Plan after obtaining the Participant’s prior explicit consent.
(f)    The Participant may, when entitled thereto under the GDPR, exercise his or her data subject rights by requesting from the Company access to his or her personal data (including a copy of the personal data that the Company holds about the Participant) or exercising his or her right to rectification, erasure, restriction, data portability and objection. The Participant can exercise most of the foregoing data subject rights himself or herself by using the related functionalities in his or her local human resources system. Alternatively, the Participant can submit such a “data subject right” request to his or her local HR representative or Cimpress’ LTI Plan Administrator.
11.Obligation to Update Contact Information. Because the end of the LTI Performance Period may occur after the Participant’s relationship with the Company has terminated, the Participant is responsible for notifying the Company in writing of each change in the Participant’s contact information and residence.
12.Severability. If any provision of this Agreement or the Plan or the application of any provision hereof to any person or circumstance is held to be invalid or unenforceable, the remainder of this Agreement and the Plan and the application of such provision to any other person or circumstance is not affected, and the provisions so held to be unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
13.Language. If the Participant receives this Agreement or any other document related to the Plan translated into a language other than English, the English version controls.
14.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any online or electronic system established and maintained by the Company or a third party designated by the Company.
15.Addendum. The Award is subject to any country-specific terms and conditions set forth in any addendum to this Agreement or the Plan, and in the event of a conflict between this Agreement and any such addendum, the addendum governs. If the Participant may be considered to be a citizen of or residing or working in more than one country or relocates his or her residence or transfers his or her employment to one of the countries included in any such addendum, the Company may determine in its discretion the country-specific terms and conditions that apply to the Participant to the extent that such application is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan. Each such addendum, if any, constitutes part of this Agreement.
16.Entire Agreement and Waiver. This Agreement, the Plan, and any applicable country-specific addendum set forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter contained herein. Without limiting the foregoing, the terms of any executive retention agreement or employment agreement do not apply to this Award. The Participant acknowledges that a waiver by the Company of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by the Participant or any other Participant.

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By executing and delivering this Agreement to the Company, the Participant hereby agrees to the terms and conditions hereof and acknowledges receipt of a copy of the Plan.

PARTICIPANT

/s/Peter Kelly                        11th October 2019
(signature)                         (signature date)

Peter Kelly
(print name)